#113651 v01
EXHIBIT 77D
For AXP High Yield Tax-Exempt Fund


The following investment policy was eliminated for the fiscal year ending November 30, 1999:

Under normal market conditions, the Fund does not intend to commit more than 5% of its total assets to when-issued securities and forward commitments.